Exhibit 107
Calculation of Filing Fee Table
FORM S-8
(Form Type)
CVR PARTNERS, LP
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Equity (3)	Common units representing limited partner interests	Rule 457(c)	550,000	$89.64	$49,302,000.00	0.0001531	$7,548.14

Total Offering Amounts							$7,548.14
Total Fee Offsets							$—
Net Fee Due							$7,548.14

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional Common Units of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding Common Units of the Registrant, as applicable.
(2)    Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $89.64 per unit, the average of the high and low prices of the Registrant’s Common Units on July 25, 2025 as reported on the New York Stock Exchange.
(3)    Represents the Registrant’s Common Units representing limited partnership interests that may be issued under the CVR Partners, LP 2025 Long-Term Incentive Plan.